UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                     Commission File No. 1-11154

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
             (Exact name of registrant as specified in its charter)

                                 6000 North Loop
                          San Antonio, Texas 78249-1112
                                 (210) 592-2000

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           COMMON STOCK, $0.01 PAR VALUE PER SHARE AND THE ASSOCIATED
                          COMMON SHARE PURCHASE RIGHTS

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            (Title of each class of securities covered by this Form)

                                      NONE

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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |X|      Rule 12h-3(b)(1)(i)             |X|
     Rule 12g-4(a)(1)(ii)      |_|      Rule 12h-3(b)(1)(ii)            |_|
     Rule 12g-4(a)(2)(i)       |_|      Rule 12h-3(b)(2)(i)             |_|
     Rule 12g-4(a)(2)(ii)      |_|      Rule 12h-5                      |_|
     Rule 12h-3(b)(2)(ii)      |_|      Rule 15d-6                      |_|

Approximate number of holders of record as of the certification or notice date of the Common Stock, $0.01 par value per share, and the associated Common Share
Purchase Rights:        NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Valero Energy Corporation, as successor by merger to Ultramar Diamond Shamrock Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 2, 2002


                                             VALERO ENERGY CORPORATION




                                             /s/ Jay D. Browning
                                             --------------------------------
                                             Name:  Jay D. Browning
                                             Title: Secretary